Exhibit 10.1
AMENDMENT TO THE
CDW AMENDED AND RESTATED RESTRICTED DEBT UNIT PLAN

WHEREAS, CDW LLC, an Illinois limited liability company (the “Company”), has heretofore adopted and maintains the CDW Amended and Restated Restricted Debt Unit Plan for the benefit of certain key senior leaders of the Company and its subsidiaries (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to permit the payment of the principal component of vested RDUs, as defined in the Plan, any time between September 12, 2017 and October 12, 2017.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 10.2 of the Plan, Section 4.2 of the Plan is hereby amended, as of August 15, 2017, by adding the following sentence at the end thereof:

“The Company may provide for the payment of the principal component of any Participant’s vested RDUs as of any date that is within 30 days prior to the Payment Event specified herein, in accordance with Treasury Regulation §1.409A-3(d); provided that any amount payable earlier than such Payment Event to a member of the Company’s Executive Committee shall be discounted based on the most recently published short-term Applicable Federal Rate as of the date on which such payment is made.”